UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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VMware, Inc.

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This Schedule 14A filing consists of the following communication relating to the proposed acquisition (the “Acquisition”) of Pivotal Software, Inc. (“Pivotal”) by VMware, Inc. (the “Company”), a Delaware corporation, and Raven Transaction Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to the terms of an Agreement and Plan of Merger, dated August 22, 2019, by and among the Company, Pivotal and Merger Sub:

Integration Email to Pivotal Software, Inc. Employees, first used or made available on November 8, 2019.

Email to Pivotal Software, Inc. Employees

The following is a portion of an email to Pivotal employees from Edward Hieatt, Pivotal’s Senior Vice President, Customer Success, on November 8, 2019. Ray O’Farrell is VMware, Inc’s Executive Vice President and GM, Modern Applications Platform Business Unit.

All -

For our week 10 Integration Update, I wanted to turn it over to Ray O’Farrell, who is leading the integration at VMware, to share an update from VMworld Europe….

….Here is Ray’s update:

Team – Thank you for the opportunity to add some of my thoughts to Tanzu Tuesday!

I am sitting backstage (in Barcelona) prepping for the VMworld Day 2 Gen Session Keynote as I write this… so I wanted to share some of my (VMworld) thoughts and observations.

This morning, Pat did a great job kicking-off the Day 1 Gen Session Keynote in which he focused a significant portion on modern app development and, in particular, the strength in which Pivotal platforms and services will shape the combined VMware and Pivotal future organization.

After the Gen Session, I met with several press, analysts and customers. The feedback they gave me, specific to the opportunity ahead of us, has been both powerful and motivational. I wish that many of you could see their excitement for our joint customer base as they see the value and future potential of what we can do together.

At the Analyst & Press session, there was strong interest in our commitment to moving toward K8S. I stressed our intention to get to a unified product / service set, based on K8S, but I also emphasized that we must carefully manage the enterprise needs for our customers as we go through this transformation.

Several partners also wanted to know about the opportunities we were going to give to them in order to leverage our combined future products and even how they would cooperate with us on what they see as a great service opportunity.

I am eagerly awaiting the deal closing so we can start building great products and services together!

BTW, loved visiting with the Pivotal team in the VMworld Solutions Expo.

Ray

This communication may be deemed to be solicitation material in respect of the proposed merger with Pivotal (the “Pivotal Merger”). This communication does not constitute an offer to sell or the solicitation of an offer to buy VMware securities or the solicitation of any vote or approval. The proposed Pivotal Merger will be submitted to Pivotal’s stockholders for their consideration. In connection with the proposed transaction, Pivotal has filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”). The preliminary proxy statement contains important information about the Pivotal Merger and related matters. Promptly after being filed with the SEC, the definitive proxy statement and a proxy card will be mailed to Pivotal’s stockholders.

BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND STOCKHOLDERS OF PIVOTAL ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The preliminary proxy statement, the definitive proxy statement, any amendments or supplements thereto and other relevant materials, and any other documents filed by Pivotal with the SEC, may be obtained once such documents are filed with the SEC free of charge at the SEC’s website at www.sec.gov.

In addition, Pivotal’s stockholders may obtain free copies of the documents filed with the SEC through the Investors portion of Pivotal’s website at pivotal.io/investors or by contacting Pivotal’s Investor Relations Department via e-mail at ir@pivotal.io.

Pivotal, VMware, Dell Technologies Inc. and certain of their respective executive officers, directors, other members of management and employees, may under the rules of the SEC, be deemed to be participants in the solicitation of proxies from Pivotal’s stockholders in connection with the proposed transaction. Information regarding the persons who may be considered participants in the solicitation of proxies will be set forth in Pivotal’s preliminary and definitive proxy statements when filed with the SEC and other relevant documents to be filed with the SEC in connection with the proposed transaction, each of which can be obtained free of charge from the sources indicated above when they become available. Information regarding certain of these persons and their beneficial ownership of Pivotal’s common stock is also set forth in Pivotal’s preliminary proxy statement on Schedule 14A filed with the SEC on October 10, 2019 and Pivotal’s proxy statement for its 2019 annual meeting of stockholders filed on May 3, 2019 with the SEC, which may both be obtained free of charge from the sources indicated above.